EXHIBIT 10.23

SEAGATE TECHNOLOGY

2004 STOCK COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

(with acknowledgement of Compensation Recovery Policy)

Seagate Technology (the “Company”) has awarded you Restricted Stock Units, pursuant to the provisions of the Company’s 2004 Stock Compensation Plan (the “Plan”), the Restricted Stock Unit Grant Notice (including any attachments thereto, “Grant Notice”) and this Restricted Stock Unit Agreement (including any attachments hereto, “Agreement”) (collectively, the “Award”). Defined terms not explicitly defined in this Agreement or the Notice but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. GRANT OF RESTRICTED STOCK UNITS. You are entitled to the aggregate number of restricted stock units (the “Restricted Stock Units”) specified in your Grant Notice pursuant to the terms and conditions of this Agreement. Each restricted stock unit represents the right to receive one share of the Company’s Common Stock (the “Common Stock”), subject to the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan, each as amended from time to time.

2. VESTING & SETTLEMENT. Subject to the limitations contained herein, the Restricted Stock Units will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service with the Company and its Subsidiaries and Affiliates (“Termination”). Upon the vesting of any Restricted Stock Units, as promptly as is reasonably practicable, shares of Common Stock shall be issued to you and the Company shall deliver to you a stock certificate or other appropriate documentation evidencing the number of shares of Common Stock of the Company issued in settlement of such vested Restricted Stock Units. Notwithstanding anything to the contrary, the settlement of the Restricted Stock Units shall be conditioned upon your making adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the settlement of the Restricted Stock Units.

3. TERMINATION. In the event your Termination, you shall forfeit any or all of the Restricted Stock Units that have not vested as of the date of Termination.

4. RIGHTS AS HOLDER OF RESTRICTED STOCK UNITS. You shall have no rights as a stockholder of the Company with respect to your Restricted Stock Units until the date of issuance to you of a certificate or other evidence of ownership representing Common Stock of the Company.

5. NUMBER OF SHARES. The number of shares of Common Stock subject to your Restricted Stock Unit Award may be adjusted from time to time for changes in capitalization, as provided in Article XIII of the Plan.

6. SEAGATE TECHNOLOGY COMPENSATION RECOVERY FOR FRAUD OR MISCONDUCT POLICY. The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the Seagate Technology Compensation Recovery for Fraud and Misconduct Policy as in effect from time to time, a current copy of which is attached hereto as Exhibit A. To the extent the Participant is subject to the policy, the terms and conditions of the policy are hereby incorporated by reference into this Agreement.

7. SECURITIES LAW COMPLIANCE. You will not be issued any shares under your Award unless the shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8. TRANSFERABILITY. The Restricted Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

10. TAX CONSEQUENCES. Set forth below is a brief summary as of the Grant Date of certain United States federal income tax consequences of the award of Restricted Units. THIS SUMMARY DOES NOT ADDRESS EMPLOYMENT, SPECIFIC STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT MAY BE APPLICABLE TO YOU. YOU UNDERSTAND THAT THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.

(a) You shall recognize ordinary income at the time or times your Restricted Units vest and are settled by delivery of the shares subject thereto to you in an amount equal to the fair market value of such shares on each such settlement date and the Company shall be required to collect all the applicable withholding taxes with respect to such income.

(b) You will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Shares, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax Withholding Obligation”).

(c) Unless the Company, in its sole discretion, chooses to satisfy the Tax Withholding Obligation by some other means in accordance with clause (d) below, your acceptance of this Agreement constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of shares from those shares issuable to you upon settlement of the Restricted Stock Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such shares will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable. You will be responsible for all brokers’ fees and other costs of sale, which fees and costs may be deducted from the proceeds of the foregoing sale of shares, and you agree to indemnify and hold the Company and any brokerage firm selling such shares harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Withholding Obligation, such excess cash will be deposited into the securities account established with the brokerage service provider for the settlement of your Restricted Stock Units. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares described above.

(d) At any time before any Tax Withholding Obligation arises, the Company may, in its sole discretion, elect to satisfy your Tax Withholding Obligation through share withholding pursuant to this Section 9(d). As such, to the extent the Company makes such an election, you hereby authorize the Company to withhold shares otherwise deliverable upon settlement of the Restricted Stock Units having a Fair Market Value on the date of settlement equal to the amount required to be withheld; an amount sufficient to satisfy the applicable Tax Withholding Obligation.

(e) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue any shares subject to your Restricted Stock Units.

11. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assignees.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

13. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

EXHIBIT A

SEAGATE TECHNOLOGY COMPENSATION RECOVERY FOR FRAUD OR MISCONDUCT

POLICY

Effective January 29, 2009

The Seagate Technology Compensation Recovery for Fraud or Misconduct Policy is intended to support accurate disclosure by recovering compensation paid to an executive covered by this policy where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of the executive who received such compensation.

Employees Covered:

“Executive” is defined as U.S. employees of Seagate Technology or one of its subsidiaries (the “Company”) at the Senior Vice President level or above and any other officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Compensation Covered:

The repayment and other obligations of an Executive described in this policy apply to any bonus paid, stock grant issued (whether or not vested) and/or vested during the covered period, or stock option exercised during the covered period, defined as the period commencing with the later of the effective date of this policy or the date that is four years prior to beginning of the fiscal year in which a restatement is announced and ending on the date recovery is sought pursuant to this policy; provided, however, that in no event shall this policy apply to any stock or option award granted before the effective date of this policy.

Fraud or Misconduct:

For the purposes of this policy, “Fraud” or “Misconduct” shall mean any of the following events that are significant contributing factors to a restatement of the Company’s financial results, as determined pursuant to “Determination of Fraud or Misconduct”, below: (A) embezzlement or theft by the Executive, (B) the commission of any act or acts on the Executive’s part resulting in the conviction (or plea of guilty or nolo contendere) of such Executive of a felony under the laws of the United States or any state (or equivalent law of any jurisdiction outside of the United States), (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s financial reporting obligations for the Company, or (D) Executive’s other misrepresentation, act, or omission which is materially injurious to the Company’s financial reporting obligations.

Recovery Event:

A recovery event occurs when:

•	The Company issues a restatement of financial results, and

•

The independent members of the Board of Directors determine in good faith that the Fraud or Misconduct of an Executive covered by this policy was a significant contributing factor to such restatement, and

•

During the covered period, (i) some or all of a bonus previously paid or performance-based stock grant that vested prior to such restatement, in either case, having a value of at least $100,000, would not have been paid or become vested, as applicable, based upon the restated financial results, (ii) the Executive exercised one or more stock options, sold the Company’s common shares acquired upon such exercises and in the aggregate realized proceeds of at least $100,000 or (iii) the Executive sold the Company’s common shares attributable to one or more non-performance-based stock grants and in the aggregate realized proceeds of at least $100,000.

Determination of Fraud or Misconduct:

The determination of whether an Executive’s Fraud or Misconduct was a significant contributing factor to the Company’s restatement of financial results shall only be made by the affirmative vote of a majority of all of the independent members of the Board at an in-person meeting of the independent members of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive, with or without legal counsel, is given an opportunity to be heard at such meeting). Any determination by the Board pursuant to this policy shall be subject to the Executive’s right to review by an arbitrator pursuant to procedures set forth in the Seagate Executive Severance and Change of Control Plan, a copy of which is attached hereto.

Repayment Obligation:

Upon receiving from the Company the revised calculations and determination of the independent members of the Board of Directors setting forth the amount of a previously paid bonus or bonuses that would not have been paid and/or a performance-based stock grant or grants that would not have vested, in all cases based upon the restated financial results, and/or the proceeds of sales of shares acquired upon the exercise of stock options or following the vesting of any non-performance-based stock grants, the affected Executive will be required to deliver, within 30 days of such written notification of the amount due, to the Company an amount in equal to: (i) the bonus payments that would not have been made during the covered period had the restated financial results been used to determine such bonus awards; (ii) with respect to a performance-based stock grant that was issued and/or vested during the covered period, an amount in cash or equivalent value in the Company’s common shares (or a combination of the two) equal to the net proceeds realized by the Executive upon the issuance and, if applicable, subsequent sale of any stock that would not have been issued or vested based upon the restated financial results; (iii) with respect to any stock option that was exercised during the covered period, an amount in cash equal to the net proceeds realized by the Executive upon the sale during the covered period of some or all of the stock acquired upon the exercise of such stock option; and (iv) with respect to the sale of shares following the vesting of any non-performance-based stock grant, an amount in cash determined by the independent members of the Board of Directors to be attributable to the Executive’s Fraud or Misconduct. The Executive shall also immediately comply with any instructions delivered by the Company with respect to any of the Company’s common shares that have not yet been sold or otherwise disposed of and would not have been issued or vested based upon the restated financial results. For this purpose, “net proceeds” shall be net of any brokerage commissions and amounts paid to the Company to satisfy the aggregate exercise price and/or tax withholding obligations paid in respect of the award. With respect to amounts to be paid in cash, the form of payment may be a certified cashier check, money transfer, or other method as approved by the Board of Directors.

Other Terms:

The Company shall be able to enforce the repayment obligation described in this policy by all legal means available, including, without limitation, by withholding such amount from other sums owed to the affected Executive.

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